AMENDED SHARE EXCHANGE AGREEMENT

This **AMENDED SHARE EXCHANGE AGREEMENT** (this "**Agreement**") is entered into as of this 10th day of June, 2018, by and among Image International Group, Inc., a Nevada corporation (hereinafter referred to as "**IMGL**"), Tang Dynasty Investment Group Limited, a Hong Kong limited liability company ("**Tang Dynasty**"), five stockholders set forth in Schedule A, who collectively holds 100% of the issued and outstanding capital stock of Tang Dynasty ("**Stockholders**").

WHEREAS, IMGL is a publicly reporting company organized under the laws of Nevada with no significant operations;

WHEREAS, Tang Dynasty owns 100% of the issued and outstanding capital stock of Shenzhen Gu Yue Environmental Protection Technology Co. Ltd. ("**GuYue**"), a wholly foreign owned enterprise incorporated under the laws of the People's Republic of China ("**PRC**").

WHEREAS, on December 5, 2017, GuYue entered into a series of contractual agreements with Yangshuo County Xing Yuan Lead-Zinc Mine Co. Ltd. ("**XingYuan**"), a company incorporated under the laws of the PRC, and its shareholders, in which GuYue effectively assumed management of the business activities of XingYuan and has the right to appoint all executives and senior management and the members of the board of directors of XinYuan ("**XinYuan,**" and together with Tang Dynasty, GuYue, collectively, the "**Group**");

WHEREAS, IMGL desires to acquire 100% of the issued and outstanding equity securities of Tang Dynasty (the "**Tang Dynasty Shares**") from the Stockholder in exchange (the "**Exchange**") for the issuance by IMGL to the Stockholders in the aggregate of 99,000,000 shares of IMGL, and in the individual amounts as set forth on Schedule D. The Stockholders desire to exchange the 10,000 Shares for such newly issued shares of IMGL on the terms described herein;

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

IMAGE INTERNATIONAL GROUP, INC

/s/ Hoi Ming Chan
Hoi Ming Chan
CEO

TANG DYNASTY INVESTMENT GROUP, Limited

/s/ Hoi Ming Chan
Hoi Ming Chan
Sole Director

STOCKHOLDERS

/s/ Herman Cheuk Kau Kwong
Herman Cheuk Kau Kwong

/s/ Yuk Kiu Chan
Name: Yuk Kiu Chan

/s/ Ni Qin
Name: Ni Qin

/s/ Kwok Leung Lee
Name: Kwok Leung Lee

/s/ Ping Chan
Name: Ping Chan